Weyco Reports Fourth Quarter and Full Year 2010 Results

MILWAUKEE, March 3, 2011 /PRNewswire/ -- Weyco Group, Inc. (Nasdaq: WEYS) today announced financial results for the quarter and year ended December 31, 2010.

FOURTH QUARTER

Net sales for the fourth quarter were $62.3 million, up 7% compared to fourth quarter 2009 sales of $58.4 million.  Net earnings attributable to Weyco Group, Inc. were $5.1 million in 2010, up from $4.8 million in 2009.  Diluted earnings per share were $0.45 per share in 2010 as compared with $0.41 per share in 2009.

In the Company's wholesale segment, which includes North American wholesale operations and licensing revenues, net sales were $44.7 million in 2010 compared with $44.0 million in the same period in 2009.  Wholesale sales were $43.9 million in 2010, compared to $43.2 million in 2009.   Licensing revenues were $766,000 in both 2010 and 2009.  Wholesale net sales of Stacy Adams footwear were up 12%, while Nunn Bush and Florsheim were down 4%, and 2%, respectively.

In the Company's retail segment, which includes sales from the Company's 35 Florsheim retail stores in the U.S. and its Internet business, net sales were $6.8 million in 2010, compared with $6.3 million in 2009.  Same store sales were up 9%.

The Company's other businesses, which include wholesale and retail operations in Australia, Asia Pacific, South Africa (collectively, "Florsheim Australia"), and Europe, had net sales of $10.9 million in 2010, compared to $8.1 million in 2009.

Operating earnings were $7.2 million in 2010 compared with $6.7 million in 2009.  During the fourth quarters of 2010 and 2009, earnings from operations were reduced by charges of $310,000 and $1.1 million, respectively, to recognize the impairment of certain North American retail segment fixed assets.

FULL YEAR 2010

Overall net sales in 2010 of $229.2 million were up 2% compared with $225.3 million in the prior year. Earnings from operations were $18.8 million in 2010, up from $16.8 million in the prior year.  Net earnings attributable to Weyco Group, Inc. were $13.7 million, up from $12.8 million in 2009.  Diluted earnings per share were $1.19 in 2010 and $1.11 in the prior year.

In the wholesale segment, net sales were $166.0 million in 2010 compared with $168.7 million in 2009. Wholesale product sales were $163.8 million, down 1% from $166.0 million in 2009.  Sales of the Company's Stacy Adams brand were up 9%, and the Nunn Bush and Florsheim brands were down 6% and 7%, respectively, compared to 2009. The Umi brand, which was acquired in April 2010, had $1.2 million of net sales in 2010.  Sales of the Stacy Adams brand increased this year mainly in department stores and at off-price retailers.  Nunn Bush and Florsheim sales each decreased moderately across several trade channels.  Licensing revenues were $2.2 million in 2010 and $2.7 million in 2009.  The decrease in licensing revenues between years was primarily due to the continued struggles of independent retailers who sell the majority of the Company's licensed products.  The operating earnings of the wholesale segment were down approximately $800,000 for the year, mainly due to the reduced licensing revenues in 2010.

In the retail segment, net sales were $22.5 million, up 2% from $22.0 million in 2009.  There was one fewer store in 2010 than 2009.  Same store sales were up 3.5%.  The retail division's operating earnings increased $1.1 million in 2010, primarily due to the lower fourth quarter impairment charge in 2010 compared to 2009, as discussed above, and also due to lower depreciation expense in 2010.

The Company's other businesses had net sales of $40.7 million in 2010, compared to $34.6 million in 2009.  The majority of the increase was at Florsheim Australia, whose net sales increased $5.5 million, or 20%.  In local currency, Florsheim Australia's sales increased 4%, and the weaker U.S. dollar in 2010 relative to the Australian dollar caused the rest of the sales increase.  There was a $1.7 million increase in earnings from operations in the Company's other businesses in 2010 due mainly to Florsheim Australia's increased sales and gross margins.

The Company's other income and expense was $345,000 of income in 2010 compared with $1.4 million of income in 2009.  The decrease was due to lower foreign currency exchange gains on intercompany loans in the current year as compared to 2009.

At December 31, 2010, the Company's cash and marketable securities totaled $70.2 million and there were $5.0 million of borrowings under its revolving line of credit.  At December 31, 2009, the Company's cash and marketable securities totaled $76.8 million and there was no debt outstanding.   During 2010, cash was used to build inventories from the historically low levels at the end of 2009, and also to increase the Company's stock of core styles in anticipation of possible price increases from overseas manufacturers.

The Company's Board of Directors declared a cash dividend on February 21, 2011 of $.16 per share to all shareholders of record on March 14, 2011, payable April 1, 2011.

As previously announced, on March 2, 2011, the Company acquired 100% of the outstanding shares of The Combs Company ("Bogs"), the owner of the BOGS and Rafters footwear brands.  The purchase price was $29.4 million in cash, plus assumed debt of approximately $3.5 million and contingent payments after two and five years, which are dependent on Bogs achieving certain performance measures.

Weyco Group will host a conference call on Friday, March 4, 2011, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2010 financial results in more detail, as well as the Bogs acquisition discussed above.  To participate in the call, please dial 888-713-4199 or 617-213-4861, referencing passcode #78680084, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #82032376.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets moderately priced and better-grade men's branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Stacy Adams and Umi.  The Company's products are sold to shoe specialty stores, department stores and clothing retailers.  Weyco Group, Inc. operates wholesale and retail businesses in the United States, Canada, Europe, Australia, South Africa and Asia Pacific.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including changes in foreign exchange rates and those detailed from time to time in Weyco Group's filings made with the SEC.   Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009 (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share amounts)

Net sales	$ 62,333	$ 58,401	$ 229,231	$ 225,305
Cost of sales	36,253	34,197	138,934	140,829
Gross earnings	26,080	24,204	90,297	84,476

Selling and administrative expenses	18,917	17,541	71,516	67,696
Earnings from operations	7,163	6,663	18,781	16,780

Interest income	589	500	2,291	1,850
Interest expense	(25)	-	(120)	(26)
Other income and expense, net	23	42	345	1,406

Earnings before provision for income taxes	7,750	7,205	21,297	20,010

Provision for income taxes	2,476	2,589	7,171	6,940

Net earnings	5,274	4,616	14,126	13,070

Net earnings (loss) attributable to noncontrolling interest	138	(155)	458	249

Net earnings attributable to Weyco Group, Inc.	$ 5,136	$ 4,771	$ 13,668	$ 12,821

Weighted average shares outstanding
Basic	11,282	11,274	11,293	11,266
Diluted	11,488	11,563	11,493	11,510

Earnings per share
Basic	$ 0.46	$ 0.42	$ 1.21	$ 1.14
Diluted	$ 0.45	$ 0.41	$ 1.19	$ 1.11

Cash dividends per share	$ 0.16	$ 0.15	$ 0.63	$ 0.59

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 7,150	$ 30,000
Marketable securities, at amortized cost	4,989	3,954
Accounts receivable, net	38,840	33,020
Inventories	56,111	40,363
Prepaid expenses and other current assets	4,398	3,922
Total current assets	111,488	111,259

Marketable securities, at amortized cost	58,059	42,823
Deferred income tax benefits	1,090	2,261
Other assets	14,375	13,070
Property, plant and equipment, net	25,675	26,872
Trademarks	12,748	10,868
Total assets	$ 223,435	$ 207,153

LIABILITIES AND EQUITY:
Short term borrowings	$ 5,000	$ -
Accounts payable	10,360	9,202
Dividend payable	1,811	1,693
Accrued liabilities	10,204	7,846
Accrued income taxes	116	1,241
Deferred income tax liabilities	228	295
Total current liabilities	27,719	20,277

Long-term pension liability	18,572	18,533

Common stock	11,356	11,333
Capital in excess of par value	19,548	16,788
Reinvested earnings	150,546	146,241
Accumulated other comprehensive loss	(9,004)	(10,066)
Total Weyco Group Inc. equity	172,446	164,296
Noncontrolling interest	4,698	4,047
Total equity	177,144	168,343
Total liabilities and equity	$ 223,435	$ 207,153

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 (UNAUDITED)

	2010	2009
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$ 14,126	$ 13,070
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	2,700	2,948
Amortization	116	93
Deferred income taxes	503	(18)
Stock-based compensation	1,128	877
Net foreign currency transaction gains	(400)	(1,339)
Impairment of property, plant and equipment	310	1,110
Pension contribution	(1,500)	(1,000)
Pension expense	3,248	2,986
Net losses on disposal of assets	16	13
Increase in cash surrender value of life insurance	(515)	(507)
Changes in operating assets and liabilities:
Accounts receivable	(4,607)	2,917
Inventories	(14,889)	15,758
Prepaids and other current assets	(681)	(1,153)
Accounts payable	1,031	(231)
Accrued liabilities and other	654	(1,089)
Accrued income taxes	(1,142)	3,467
Net cash provided by operating activities	98	37,902

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses	(2,638)	(9,320)
Life insurance premiums paid	(155)	(155)
Purchase of marketable securities	(22,762)	(8,073)
Proceeds from maturities of marketable securities	6,375	7,273
Purchase of property, plant and equipment	(1,510)	(1,316)
Net cash used for investing activities	(20,690)	(11,591)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from noncontrolling interest	-	1,314
Cash dividends paid	(7,026)	(6,578)
Shares purchased and retired	(2,321)	(2,633)
Proceeds from stock options exercised	1,202	683
Net borrowings (repayments) under revolving credit agreement	5,000	(1,250)
Income tax benefits from stock-based compensation	555	124
Net cash used for financing activities	(2,590)	(8,340)

Effect of exchange rate changes on cash	332	543

Net (decrease) increase in cash and cash equivalents	$ (22,850)	$ 18,514

CASH AND CASH EQUIVALENTS at beginning of period	$ 30,000	$ 11,486

CASH AND CASH EQUIVALENTS at end of period	$ 7,150	$ 30,000

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 8,472	$ 3,055
Interest paid	$ 118	$ 28

CONTACT:  John Wittkowske, Senior Vice President and Chief Financial Officer of Weyco Group, Inc., +1-414-908-1600